Exhibit 5.1

[UMPQUA HOLDINGS CORPORATION LETTERHEAD]
May 13, 2016

Umpqua Holdings Corporation
One SW Columbia Street, Suite 1200
Portland, OR 97258

Re:	Registration Statement on Form S-8 of Shares of Common Stock of Umpqua Holdings Corporation

Ladies and Gentlemen:
I have acted as counsel to Umpqua Holdings Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to an aggregate of 4,000,000 shares of the Company’s common stock, no par value (the “Shares”), which may be issued pursuant to the Umpqua Holdings Corporation 2013 Incentive Plan (the “Plan”).

In connection with the opinion expressed in this letter, I have examined the Registration Statement and such documents and records of the Company as I have deemed necessary for purposes of this opinion. In giving this opinion I am assuming the genuineness of all signatures, the authenticity and completeness of all documents submitted to me as originals, and the conformity to authentic and complete original documents of all documents submitted to me as copies.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and registration by its registrar of such Shares and the sale thereof, and the receipt of consideration therefor, in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

Sincerely,
/s/ ANDREW H. OGNALL
Andrew H. Ognall
Executive Vice President and General Counsel